Exhibit 5.1

Our Ref:  123940.0029

28 October 2011

Global Sources Ltd.
Canon’s Court
22 Victoria Street
Hamilton HM 12
Bermuda

Dear Sirs,

Re:	Global Sources Ltd. (the “Company”)

1.
This opinion as to Bermuda law is addressed to you in connection with the filing by the Company with the Securities and Exchange Commission, Washington D.C. 20549 (the “SEC”) of a Registration Statement under the Securities Act of 1933 (the “Securities Act”) on Form F-3 (the “2011 Registration Statement”), with respect to any of the following securities of the Company (the “Securities”):

(i)	common shares (“Common Shares”);

(ii)	preference shares (“Preference Shares”);

(iii)	unsecured senior or subordinated debt securities (“Debt Securities”);

(iv)	warrants to purchase Common Shares (the “Common Shares Warrants”);

(v)	warrants to purchase Preference Shares (the “Preference Shares Warrants”);

(vi)	warrants to purchase Debt Securities (the “Debt Warrants”);

(vii)	share purchase contracts to purchase Common Shares (the “Share Purchase Contracts”);

(viii)	share purchase units (the “Share Purchase Units”); and

(ix)	units consisting of two or more of the Securities as set out above,

to be issued from time to time under the Securities Act for an aggregate initial offering price not to exceed US$300,000,000.00.

2.	For the purpose of this opinion, we have examined and relied upon the following:-

(a)	the entries and filings shown in respect of the Company on the file of the Company maintained at the offices of the Registrar of Companies (the “Company Search”);

(b)
the entries and filings shown in respect of the Company in the Supreme Court Causes Book and Register of Judgements maintained at the Registry of the Supreme Court of Bermuda (the “Litigation Search”);

(c)	a copy of the draft 2011 Registration Statement dated on 28 October 2011, as furnished by Messrs. Cahill Gordon & Reindel LLP on 28 October 2011 and approved for filing with the SEC by the Company;

(d)	a copy of the Registration Statement under the Securities Act on Form F-3 filed by the Company with the SEC on 12 April 2004 (the “2004 Registration Statement”);

(e)
a copy of the form of Indenture in respect of Senior Debt Securities (“Senior Indenture”) to be entered into on the issue of Senior Debt Securities between the Company and a trustee, referred to as Exhibit 4.2 and contained in the 2004 Registration Statement;

(f)
a copy of the form of Indenture in respect of Subordinated Debt Securities (“Subordinated Indenture”) to be entered into on the issue of Subordinated Debt Securities between the Company and a trustee, referred to as Exhibit 4.4 and contained in the 2004 Registration Statement;

(the Senior Indenture and the Subordinated Indenture, collectively referred to hereinafter as the “Subject Agreements”)

(g)
copies of the Certificate of Incorporation, the Memorandum of Association (subscribed on 8 November 1999) and the Bye-Laws (adopted on 17 November 1999 and amended up to 11 June 2008) of the Company (collectively referred to as the “Constitutional Documents”);

(h)	a copy of the unanimous written resolutions of directors of the Company dated 28 October 2011 (the "Resolutions");

(i)	a copy of the Director's Certificate dated 28 October 2011 (the “Director’s Certificate”) confirming certain matters of fact and opinion;

(j)	a copy of the “Foreign Exchange Letter” issued by the Bermuda Monetary Authority, Hamilton Bermuda in relation to the Company;

(k)	a copy of the “Tax Assurance” issued by the Registrar of Companies in Bermuda for the Minister of Finance in relation to the Company;

(l)	a copy of the Certificate of Compliance dated 28 July 2011 issued by the Registrar of Companies in respect of the Company;

(m)	a copy of the Register of Directors and Officers of the Company dated 26 August 2011; and

(n)	a copy of the Computershare Capital Breakdown Report dated 17 October 2011 setting out the capital breakdown of the Company as at 30 September 2011.

The searches referred to in 2(a) and 2(b) were conducted on 2 September 2011 and completed at 9:45 a.m. Bermuda time and updated on 25 October 2011 and completed at 12:00 p.m., Bermuda time.

Our search referred to in 2(a) above revealed no charges registered against the Company.

3.	We have made no investigation of, and express no opinion as to, the laws of any jurisdiction other than Bermuda.

4.	We have assumed:-

(a)	that the Subject Agreements, when executed, will be valid, binding and enforceable under the laws of the State of New York by which they are expressed to be governed;

(b)	the capacity, power and authority of all parties other than the Company to enter into and to perform their respective obligations under the Subject Agreements;

(c)	the conformity to original documents of all documents produced to us as copies and the authenticity of all original documents, which or copies of which have been submitted to us;

(d)	the genuineness of all signatures, seals and chops (if any) on the Documents and all other documents which we have examined;

(e)	the accuracy and completeness of all factual representations, warranties or statements of fact or law, other than as to the laws of Bermuda made in any of the documents examined by us;

(f)	that there have been no amendments to the Constitutional Documents as referred to above;

(g)
that the Resolutions are a full and accurate record of resolutions duly passed by the Directors of the Company and that the Resolutions have not been amended or rescinded and are in full force and effect and that there is no matter affecting the authority of the Directors of the Company to enter into the Subject Agreements, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(h)	that none of the parties to the Subject Agreements maintain or will maintain a place of business (as defined in section 4(6) of the Investment Business Act 2003), in Bermuda;

(i)
that the Subject Agreements, when executed, will have been duly authorised, executed and delivered by the parties thereto other than the Company, and the performance thereof is within the capacity and powers of each such party thereto other than the Company, that the Subject Agreements, when executed, will constitute legal, valid and binding obligations of each such party other than the Company and that each such party to which the Company purportedly delivered the Subject Agreements has actually received and accepted delivery of such Subject Agreements;

(j)
that the records which were the subject of the Company Search and the Litigation Search were complete and accurate at the time of such searches and that the information disclosed by our searches has not been materially altered and that the searches did not fail to disclose any information material for the purposes of this opinion which had been lodged for filing or registration or should have been delivered for filing or registration, but was not disclosed or did not appear on the public file or register at the time of the searches;

(k)	that the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(l)
that no person has any express or constructive knowledge of any circumstance whereby any Director of the Company, when the Board of Directors of the Company passed the Resolutions, failed to discharge his fiduciary duty owed to the Company and to act honestly and in good faith with a view to the best interests of the Company;

(m)
that when the Company enters into its obligations under the Subject Agreements, it will do so in good faith for the purpose of carrying on its business and that, when it does so, there will be reasonable grounds for believing that the transactions contemplated by the Subject Agreements would benefit the Company;

(n)
that the Directors of the Company are, as at the date of the Resolutions, and would be at the date of the entry of the Subject Agreements by the Company, of the opinion that the entry of the Subject Agreements by the Company and the transactions contemplated therein would be in the best interest of the Company and for its benefit (should such Subject Agreements be entered into).

(o)
that the Directors of the Company are not aware of any charges registered or unregistered against the assets of the Company or other form of impediment (collectively, the “Impediments”) as at the date of the Resolutions, and would not be aware of any such Impediments at the date of the entry of the Subject Agreements by the Company, which might prevent the Company from giving and honouring the Subject Agreements (should such Subject Agreements be entered into);

(p)
that the Directors of the Company are of the opinion that as of the date of the Resolutions, and would be of the opinion that at the date of the entry of the Subject Agreements by the Company, the financial circumstances of the Company are such as to enable it to meet its obligations under the Subject Agreements (should such Subject Agreements be entered into);

(q)	that each transaction to be entered into pursuant to the Subject Agreements is entered into in good faith and for full value and will not have the effect of preferring one creditor over another;

(r)
that the form of the Subject Agreements and the 2011 Registration Statement which we have examined for the purposes of this opinion do not differ in any material respect from those approved by the Board of Directors pursuant to the Resolutions, and that, when filed (in respect of the 2011 Registration Statement) or executed and delivered (in respect of the Subject Agreements), the 2011 Registration Statement and the Subject Agreements will be in a form which does not differ in any material respect from the forms which we have examined for the purposes of this opinion; and

(s)	that in connection with the transactions contemplated by the Subject Agreements none of the parties will act in violation of any United Nations sanction extended by statutory instrument to Bermuda.

5.	Based on the foregoing and subject to the reservations set out below and subject to any matter not disclosed to us, we are of the opinion that:-

(a)
The Company is a limited liability company, duly incorporated and validly existing under the laws of Bermuda, possessing perpetual corporate existence with the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda.

(b)
Any Common Shares and any Preference Shares, when issued, as described in the prospectus that forms part of the 2011 Registration Statement, provided that such issue is made subject to and in accordance with the Constitutional Documents of the Company and in accordance with Bermuda law, will be validly issued, fully paid and non-assessable.

(c)
The Senior Debt Securities and the Subordinated Debt Securities, when issued as described in accordance with the terms of the applicable Subject Agreements, will constitute the valid and binding obligations of the Company in accordance with the terms of thereof.

(d)
Upon the issuance of the Common Share Warrants, Debt Warrants, Share Purchase Contracts and Share Purchase Units and the payment of the consideration for the same, such Common Share Warrants, Debt Warrants, Share Purchase Contracts and Share Purchase Units will constitute the valid and binding obligations of the Company in accordance with the terms thereof.

(e)
A final and conclusive judgment in the courts of the State of New York against the Company under the Subject Agreements under which a sum of money is payable (not being a sum of money payable in respect of taxes or other charges of a like nature, in respect of a fine or other penalty, or in respect of multiple damages as defined in The Protection of Trading Interests Act 1981) would be enforced as a debt against the Company, upon the filing of the certified judgment with the Supreme Court of Bermuda, by an action in the Supreme Court of Bermuda without re-examination of the merits of the case under the common law doctrine of obligation, provided that the court which gave the judgment was competent to hear the action in accordance with private international law principles as applied in Bermuda and that such judgment was not obtained by fraud or that its enforcement would not be contrary to public policy in Bermuda or that the proceedings in which the same was obtained were not contrary to natural justice.

No stamp duty or similar or other tax or duty is payable in Bermuda on the enforcement of a foreign judgment. Court fees will be payable in connection with proceedings for enforcement.

(f)	Based solely upon the Company Search and the Litigation Search:

(i)	no litigation, administrative or other proceeding of or before any governmental authority of Bermuda is pending against the Company; and

(ii)
no notice to the Registrar of Companies of the passing of a resolution of members or creditors of the Company to wind up the Company or the appointment of a liquidator or receiver over the Company has been given.  No petition to wind up the Company or application to reorganise its affairs pursuant to a Scheme of Arrangement or application for the appointment of a receiver has been filed with the Supreme Court.

6.	Our reservations are as follows:-

(a)
We express no opinion as to whether specific performance or injunctive relief, being equitable remedies, would necessarily be available in respect of any of the obligations of the Company under the Subject Agreements. In particular, we express no opinion as to the enforceability of any present or future waiver of any provision of law (whether substantive or procedural) or of any right or remedy which might otherwise be available presently or in the future under the Subject Agreements.

(b)
The obligations of the Company under the Subject Agreements will be subject to any laws from time to time in effect relating to bankruptcy or liquidation or any other laws or other legal procedures affecting generally the enforcement of creditors' rights and may also be the subject of a statutory limitation of the time within which proceedings may be brought. Without prejudice to the generality of the foregoing, we express no opinion as to whether any contractual right of set-off contained in the Subject Agreements will conflict with the statutory right of set-off applicable in an insolvent winding up of the Company.

(c)
The enforcement of a judgment pursuant to paragraph 5(e) above may involve the conversion of the judgment debt into Bermuda dollars as of the date of the foreign court judgment. Execution of such a judgment against assets situated in Bermuda may involve the conversion of those assets into Bermuda dollars but the Bermuda Monetary Authority has indicated that its present policy is to give the necessary consents to enable recovery to be made in the currency of the debt.

(d)
Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of or contrary to the public policy of such other jurisdiction.

(e)
Any provision to the effect that certain calculations or certificates will be conclusive and binding upon the parties will not necessarily be effective if such calculations or certificates are fraudulent or erroneous on their face and will not necessarily prevent judicial enquiry into the merits of any claim by an aggrieved party.

(f)
To the extent that any provisions of the Subject Agreements require the payment by the Company of a higher rate of interest on overdue amounts than on amounts which are current, we express no opinion as to the validity or the binding effect thereof. A Bermuda court, even if it were applying the laws of another jurisdiction, might not give effect to such a provision if it could be established that the amount expressed as being payable was in the nature of a penalty, that is to say, a requirement for a stipulated sum to be paid irrespective of, or necessarily greater than, the loss likely to be sustained.

(g)
Section 9 of the Interest and Credit Charges (Regulation) Act 1975 provides that the Bermuda courts have discretion as to the amount of interest if any payable on the amount of a judgment after the date of judgment.  If the court does not exercise that discretion, then interest will be paid at the statutory rate which is currently seven per cent per annum.

(h)	We express no opinion as to the validity or binding effect of any provision in the Subject Agreements which provides for the severance of illegal, invalid or unenforceable provisions.

(i)	The term “enforceable” as used in this opinion means there is a way of ensuring that each party performs an agreement or that there are remedies available for breach.

(j)
We have relied upon statements and representations made to us in the Director’s Certificate provided to us by a director of the Company for the purposes of this opinion.  We have made no independent verification of the matters referred to in the Director’s Certificate, and we qualify our opinion to the extent that the statements or representations made in the Director’s Certificate are not accurate in any respect.

(k)	The searches referred to in paragraphs 2(a) and (b) are not conclusive and do not reveal:

(i)
whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

(ii)	whether arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

(iii)
whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Act.

Furthermore, in the absence of a statutorily defined system for the registration of charges created by companies incorporated outside Bermuda (“overseas companies”) over their assets located in Bermuda, it is not possible to determine definitively from searches of the Register of Charges maintained by the Registrar of Companies in respect of such overseas companies what charges have been registered over any of their assets located in Bermuda or whether any one charge has priority over any other charge over such assets.

(l)	In order to issue this opinion we have carried out the Company Search and have not enquired as to whether there has been any change since the date of such search.

(m)	In order to issue this opinion we have carried out the Litigation Search and have not enquired as to whether there has been any change since the date of such search.

(n)
In paragraph (5)(a) above, the term “good standing” means that the Company has received a Certificate of Compliance from the Registrar of Companies indicating only that it has neither failed to make any filing with any Bermuda governmental authority nor to pay any Bermuda governmental fee or tax, which might make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda.

(o)
Any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully-paid shares of the company and subject to any contrary provision in any agreement in writing between such company and the holder of shares, that: no shareholder shall be obliged to contribute further amounts to the capital of the company, either in order to complete payment for their shares, to satisfy claims of creditors of the company, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-Laws of the company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the company.

Disclosure

This opinion is addressed to you in connection with the registration of Securities with the Securities and Exchange Commission and is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority.  We consent to the filing of this opinion as an exhibit to the 2011 Registration Statement of the Company.

We also consent to the reference to our Firm under the caption “Legal Matters” in the 2011 Registration Statement.

Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law.  It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully,

Appleby